Exhibit 15

December 7, 2004

The Shareholders and Board of Directors of
   Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the periods ended March 31, 2004 and 2003, June 30, 2004 and 2003, and September 30, 2004 and 2003, as indicated in our reports dated April 28, 2004, July 30, 2004, and October 27, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey